Exhibit 10.7

Adopted on March 21, 2017

TELADOC, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Teladoc, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Non-Employee Director shall have any rights hereunder, except with respect to stock options granted pursuant to the Program.  This Program will become effective on June 22, 2016 (the “Effective Date”).  As of the Effective Date, the terms and conditions of this Program will supersede any prior cash and/or equity compensation arrangements for service as a member of the Board that are not legally binding contracts between the Company and any of its Non-Employee Directors.

I.          CASH COMPENSATION

A.        Annual Retainers.  Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.

B.         Additional Annual Retainers.  In addition, each Non-Employee Director shall receive the following annual retainers:

1.         Chairman of the Board.  A Non-Employee Director serving as Chairman of the Board shall receive an additional annual retainer of $30,000 for such service.

2.         Audit Committee.  A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.  A Non-Employee Director serving as a member other than the Chairperson of the Audit Committee shall receive an additional annual retainer of $10,000 for such service.

3.         Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service.  A Non-Employee Director serving as a member other than the Chairperson of the Compensation Committee shall receive an additional annual retainer of $5,000 for such service.

4.         Nominating and Corporate Governance Committee.  A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $7,500 for such service.  A Non-Employee Director serving as a member other than the Chairperson of the Nominating and

Corporate Governance Committee shall receive an additional annual retainer of $3,000 for such service.

5.         Quality Assurance and Regulatory Compliance Committee.  A Non-Employee Director serving as Chairperson of the Quality Assurance and Regulatory Compliance Committee shall receive an additional annual retainer of $10,000 for such service.  A Non-Employee Director serving as a member other than the Chairperson of the Quality Assurance and Regulatory Compliance Committee shall receive an additional annual retainer of $5,000 for such service.

C.         Payment of Retainers.  The annual retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.  The retainers payable to a Non-Employee Director under this Program shall be reduced by (and shall not be paid in addition to) any cash retainers or director fees the Non-Employee Director is entitled to receive for performing Non-Employee Director services during the same period under a legally binding contract between the Company and the Non-Employee Director.

II.        EQUITY COMPENSATION

Non-Employee Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2015 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.  Any provision hereof to the contrary notwithstanding, the Board may elect, from time to time, to allocate any equity award to a Non-Employee Director among any combination of equity-based awards eligible for grant under the Equity Plan.

A.        Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive, on the date of such initial election or appointment, an option to purchase a number of shares of the Company’s common stock equal to $210,000 divided by the option’s Black-Scholes Value (as defined below).  The awards described in this Section II(A) shall be referred to as “Initial Awards.”  No Non-Employee Director shall be granted more than one Initial Award.

B.         Subsequent Awards.  A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted, on the date of such annual meeting, an option to purchase a number of shares of the Company’s common stock equal to $140,000 divided by the option’s Black-Scholes Value.  The awards described in this Section II(B) shall be referred to as “Subsequent Awards.”  For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

C.         Termination of Service of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination from service with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.

D.        Terms of Awards Granted to Non-Employee Directors

1.         Exercise Price.  The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of common stock on the date the option is granted.

2.         Vesting.  Each Initial Award shall vest and become exercisable in three substantially equal annual installments following the date of grant, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.  Each Subsequent Award shall vest and become exercisable on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant, in either case subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through each such vesting date.  Unless the Board otherwise determines, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable.  All of a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3.         Term.  The maximum term of each stock option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the option is granted.

4.         Black-Scholes Value.  “Black-Scholes Value” means, with respect to an option, the per share fair value of the option determined as of the most recent practicable date preceding the option’s date of grant (the “Measurement Date”) using the Black-Scholes option pricing model that the Company most recently used in preparing its (audited or unaudited) consolidated financial statements that have been filed with the Securities Exchange Commission (“Financial Statements”) and using as inputs into such model (i) the Fair Market Value of a share of common stock on the Measurement Date and (ii) such other assumptions as were reported by the Company in the Financial Statements for the most recent period covered by the

Financial Statements (and if any such assumptions were reported as a range of values, using the arithmetic mean of the reported values).